Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405, Form S-3 No. 333-158898 and Form S-3 No. 333-181009) of Franklin Street Properties Corp. of our report dated July 22, 2013, with respect to the financial statements of revenue over certain operating expenses of 1999 Broadway, included in this Quarterly Report (Form 10-Q) for the period ended May 21, 2013 and for the year ended December 31, 2012.

/s/ Braver PC

Needham, Massachusetts
July 30, 2013